Exhibit 10.33
On June 8, 2006, the Compensation Committee of the Board of Directors of Hudson City Bancorp, Inc. (the “Company”), a Delaware corporation and Hudson City Savings Bank, a wholly owned subsidiary of the Company (the “Bank”), reviewed the compensation paid to its directors for their service as directors of the Company and the Bank and approved the following compensation program for non-employee directors, effective July 1, 2006. Effective July 1, 2006, non-employee directors will receive the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees:

Non-Employee Board Member Compensation
Annual Retainer	$50,000
Meeting Fee	$1,000
Lead Independent Director Compensation
Annual Retainer	$35,000
Non-Employee Committee Member Compensation
Meeting Fee	$1,000
Committee Chair Annual Retainers
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating & Governance Committee	$5,000
The cash compensation described above represents combined compensation for non-employee directors’ service to both Hudson City Bancorp, Inc. and Hudson City Savings Bank. Compensation is paid by the Bank and Hudson City Bancorp, Inc. reimburses the Bank for a part of the compensation paid to each director that is proportionate to the amount of time which he or she devotes to the performance of services for the Company. A single fee is paid when the Company and the Bank hold joint board or committee meetings. The Lead Independent Director is an ex officio member of all Board committees and presides over executive sessions of the Independent Directors of the Board but does not receive meeting fees for his attendance at committee meetings or executive sessions.